© 2016 Ambac Financial Group, Inc. One State Street Plaza, New York, NY 10004 All Rights Reserved | 800-221-1854 | www.ambac.com INVESTOR UPDATE APRIL 2016

EXECUTIVE SUMMARY 1 ► Ambac Financial Group, Inc. (“Ambac” or the “Company”) is a Nasdaq-listed financial services holding company whose subsidiaries provide financial guarantees on municipal bonds, structured securities and other financial instruments ► Our strategic priority is to maximize shareholder value through the disciplined and accretive management of our $100 billion+ legacy policy exposures and other liabilities, and the optimization of our assets, all in coordination with our primary regulator ► Since emerging from bankruptcy in May 2013, the Company has delivered consistently strong operating results • Delivered positive operating earnings(1) in 9 out of the last 10 quarters, in aggregate over $2.5 billion, and $1.5 billion of aggregate net income • 2015 was particularly strong as we generated post-bankruptcy record operating income of $1.2 billion(1) and $493.4 million of net income • Adjusted book value(2) grew by $32.01 per share from ($7.23) at June 30, 2013 to $24.78 as of December 31, 2015 and our book value per share increased fivefold, from $6.38 at June 30, 2013 to $37.41 as of December 31, 2015 ► Our Board is comprised of experienced executives – 5 of our 6 nominees are independent – and has been enhanced by the March 2016 appointments of two new, highly qualified directors, David Herzog and Ian Haft ► We believe Canyon Capital Advisors (“Canyon”) is a conflicted shareholder and that its nominee proposal is designed entirely to further its own agenda to irresponsibly liquidate Ambac at the expense of all shareholders ► Shareholders representing over 20% of our outstanding common stock have already publicly supported Ambac and its Board slate, including our Chairman. This includes the holders of 18.5% of our stock that have entered into support agreements with Ambac, as well as another holder of over 2% of our stock, which has issued a press release expressing its support

AMBAC OVERVIEW 4 I STRATEGIC PRIORITIES 10 FINANCIAL AND OPERATING RESULTS 15 CORPORATE GOVERNANCE 27 APPENDIX 39 TABLE OF CONTENTS II III IV 2 CANYON’S PROXY CAMPAIGN 33 V SUMMARY AND CONCLUSIONS 37 VI

SECTION I AMBAC OVERVIEW

AMBAC TODAY

- Ambac Financial Group, Inc. ("AFG") is a Nasdaq-listed financial services holding company whose subsidiaries provide financial guarantees on municipal bonds, structured securities and other financial instruments
  - $729 million market cap (as of April 13, 2016)
- The majority of the Company's operating activity is conducted via its wholly-owned subsidiary, Ambac Assurance Corporation ("AAC")
  - $108 billion of various outstanding insured securities, a large portion of which trade in the marketplace
- In March 2010, AAC established a Segregated Account, operating under the control of the Wisconsin Office of the Commissioner of Insurance ("OCI") as Rehabilitator, to separate certain of AAC's most troubled liabilities
  - The OCI continues to oversee the on-going rehabilitation of the Segregated Account, and holds ultimate decision-making authority over its payment of outstanding claims
- In November 2010, Ambac filed for Chapter 11 bankruptcy as a result of losses sustained during the financial crisis
- Ambac emerged from bankruptcy on May 1, 2013 with a new Board of Directors and has since made significant progress towards generating value for shareholders, via its disciplined and accretive asset-liability management program and working constructively with the OCI
- 158 employees in the US and 13 employees in the UK as of December 31, 2015

AMBC NASDAQ LISTED

December 31, 2015

Insured Portfolio


Public Finance 60%
Int'l 20%
Structured Finance 20%
$108.3 billion Net Par(3)

Investment Portfolio


US Gov & Agency Obligations 2%
Short Term 4%
Corporate Obligations 28%
RMBS-Ambac Wrapped 34%
$5.6 billion Fair Value
Foreign Obligations 2%
Muni Obligations 7%
Non-RMBS Ambac Wrapped(4) 3%
Other 5%
RMBS/ ABS 15%

Progress Since Emergence from Bankruptcy[5]

	6/30/13[6]	12/31/15	Change
Book Value / Share	$6.38	$37.41	+486%
Adj. Book Value / Share[2]	($7.23)	$24.78	+$32.01
Net Par Outstanding ($bn)	$196	$108	(45%)
Claims Paying Ratio	31:1	19:1	(12:1)

Ambac

4

INSURED PORTFOLIO – $108 BILLION NET PAR AS OF DECEMBER 31, 2015 5 Public Finance 60% Structured Finance 20% Int'l 20% Sector % Breakdown General Account 69% Segregated Account 14% Ambac UK 17% Portfolio % Breakdown Investment Grade 82% Below Investment Grade 18% Ambac Rating % Breakdown II 25% IA 13% III 15% IV 47% V <1% Adverse Credit Classification(7) % Breakdown Note: Adverse credit classifications above defined in appendix $20.4 billion (12/31/15)

AMBAC CAPITAL SUMMARY Category ($ in millions) 12/31/15 Comments Claim Liabilities $6,932 ► Before estimated subrogation recoveries, Unearned Premium Revenue (“UPR”) and reinsurance ► Includes $3,459 million of unpaid claims, including accrued interest on Deferred Payment Obligations (“DPO”) of $491.0 million ► Includes $460 million of Ambac UK claim liabilities 5.1% Surplus Notes Par(8) $1,228 ► $881 million General Account notes ► $39 million Segregated Account notes ► Includes $308 million of accrued interest 5.1% Junior Surplus Notes Par $435 ► Includes $350 million (formerly held by AFG(9)) ► Includes $57 million of accrued interest Auction Rate Preferred Shares (AMPS) $660 ► Liquidation Value, originally $800 million Common Stock Market Cap (10) $729 ► 45,046,996 common shares ► 4,407,537 warrants(11) 6

KEY MILESTONES

Ambac has made substantial progress since emergence from bankruptcy on May 1, 2013

- **March 25, 2010**
  Ambac establishes Segregated Account
- **Nov 8, 2010**
  Ambac Financial Group files for bankruptcy
- **May 1, 2013**
  Ambac emerges from bankruptcy and announces the completion of its financial restructuring; re-lists equity on NASDAQ; new Board includes Nader Tavakoli as Co-Chair and Jeffrey Stein as a Director
- **March 3, 2014**
  Ambac announces 2013 results; for the 8-months ended December 31, 2013, Ambac reported $505 million of net income and $688 million of operating earnings(1)
- **January 1, 2015**
  Nader Tavakoli appointed Interim President & CEO; Jeffrey S. Stein appointed Chairman of the Board
- **March 2, 2015**
  Ambac announces 2014 results; $484 million of net income and $683 million of operating earnings(1)
- **January 4, 2016**
  Nader Tavakoli appointed permanent President & CEO of Ambac Financial Group
- **January 26, 2016**
  Ambac settles RMBS litigation against JP Morgan for $995 million, exceeding expectations
- **February 17, 2016**
  The full-time, on-site Special Deputy Commissioner for the Segregated Account ("SDC") replaced with a part-time SDC based in Wisconsin
- **February 18, 2016**
  Ambac announces record 2015 results; $493 million of net income and $1.2 billion of operating earnings(1)

2010 | 2013 | 2014 | 2015 | 2016

Ambac

7

BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE(2) Ambac has delivered substantial book value and adjusted book value growth since emergence from bankruptcy(5) 8 ($7.23) ($1.11) $7.50 $24.78 ($10) ($5) $0 $5 $10 $15 $20 $25 $30 Jun-2013 Dec-2013 Dec-2014 Dec-2015 $6.38 $15.62 $31.09 $37.41 $0 $5 $10 $15 $20 $25 $30 $35 $40 Jun-2013 Dec-2013 Dec-2014 Dec-2015 Book Value/Share Adjusted Book Value/Share(2) (12)

SECTION II STRATEGIC PRIORITIES

EXECUTING OUR STRATEGY TO MAXIMIZE SHAREHOLDER VALUE – WHILE MANAGING CHALLENGES AND UNCERTAINTIES 10 Our Strategic Priorities ► Furthering our collaboration with the OCI to enhance our ability to maximize the value of AAC • Moving toward potential emergence of the Segregated Account from Rehabilitation and future business possibilities ► Focusing on accretive market and privately negotiated liability management transactions ► Optimizing management of our investment portfolio ► Aggressively focusing on risk and loss management of our insured exposures • Prioritizing active de-risking of the insured book of AAC ► Continuing to strive toward efficiencies and “right- sizing” the Company as our portfolio shrinks ► Transparency and continued communication with our shareholders and policy holders ► Large, legacy exposures including • $2.2 billion net par Puerto Rico exposures, with maturities as far as 2054 • Chicago, Illinois, New Jersey and other jurisdictions with stressed fiscal conditions; we also have a sizable portfolio of privatized military housing ► Prosecuting our remaining RMBS-related lawsuits ► Retention of key employees ► Managing the regulatory framework, and other aspects, of the Segregated Account in rehabilitation ► Balancing the conflicts between short and long duration claimants of a public holding company with the cross-currents presented by AAC’s substantial obligations and the Segregated Account rehabilitation • $729 million equity market cap • $108 billion of various outstanding insured securities, a large portion of which trade in the marketplace We Face Challenges and Uncertainties

ACCOMPLISHING OUR STRATEGIC PRIORITIES

1 Enhancing Regulatory Relationship

- Regulatory relationship with the OCI during and after the financial crisis was severely strained
- Substantially improved relationship with the OCI
  - Full-time Special Deputy Commissioner for the Segregated Account ("SDC") replaced by a part-time, Wisconsin-based SDC in early 2016
- Our collaborative relationship with the OCI has enhanced our ability to maximize the value of AAC
  - Favorable JP Morgan RMBS litigation settlement that exceeded expectations
  - Flexibility to pursue highly accretive asset-liability management initiatives

Collaborative
Relationship developed with OCI

2 Strong Earnings

- Generated $2.5 billion of operating earnings[1] and $1.5 billion of net income since emergence from bankruptcy[13]
- Produced positive operating earnings in 9 of the last 10 quarters
- Generated operating earnings of $1.2 billion[1], or $25.32 per diluted share in 2015, a 74% increase per diluted share from 2014, and net income of $493.4 million, or $10.72 per diluted share in 2015, a 4% increase per diluted share increase from 2014

$2.5 billion
Operating Earnings generated[1,13]

3 Generated Tolling Payments from AAC to AFG

- Generated $71 million of tolling fees payable under the intercompany tax sharing agreement payable from AAC to AFG by May 2016; remaining total potential net tolling payments of $165 million
- ~$4.2 billion of remaining NOLs at December 2015, of which $1.4 billion is at AFG

$71 million
Tolling fees payable to AFG

4 Growth in Book Value & Adjusted Book Value per Share

- Increased adjusted book value[2] by $32.01 per share from ($7.23) at June 30, 2013 to $24.78 as of December 31, 2015
- Increased book value per share fivefold, from $6.38 at June 30, 2013 to $37.41 as of December 31, 2015
- Driven by successful asset-liability management initiatives (discussed below)

$32.01
Increase in adjusted book value per share[2,13]

Ambac

11

ACCOMPLISHING OUR STRATEGIC PRIORITIES

5	**Active Liability Management:** *Reduced High Risk Exposure*	▸ Commuted and terminated over $800 million[13] of student loan exposures; total student loan exposure down by ~50% to $2.1 billion[14] ▸ Reduced adversely classified credits by 36% since emergence from bankruptcy[13] and by 23%, or $6.1 billion during 2015, to $20.4 billion ▸ Aggressive de-risking through Company-led activities in European securitizations, Puerto Rico, Student Loans, pooled aircraft lease securitizations and healthcare transactions, among others	***Substantial*** *Accretive reduction of our insured book*
6	**Active Liability Management:** *Reduced Insured Portfolio & Improved Claims Paying Ability*	▸ Reduced net par exposure by $88 billion, or 45%, since emergence from bankruptcy[13], including $36 billion, or 25%, in 2015 ▸ Significantly deleveraged the insured portfolio, improving the claims paying ratio[15] from 31:1 at June 30, 2013 to 19:1 as of December 31, 2015	*Insured Exposure* ***Reduced by Nearly Half***[13]
7	**Active Liability Management:** *Aggressive Pursuit of RMBS Litigation Recoveries*	▸ Negotiated settlement of JP Morgan RMBS litigation for $995 million in January 2016, substantially higher than expectations, boosting claims paying resources and bolstering Q4 2015 financial results ▸ Reaffirms strategy towards remaining RMBS-related cases associated with $1.8 billion in booked recoveries[16]	***Collaborative*** *Relationship developed with OCI*
8	**Active Asset Management Strategy**	▸ Actively managed $5.6 billion (fair value) consolidated investment portfolio as of December 31, 2015 ▸ Long-term GAAP book yield of 6.0% delivered on financial guarantee investment portfolio and 6.5% statutory book yield (ex. Ambac UK)[17] ▸ $1.2 billion of Deferred Amounts (including interest) owned by Ambac, or 34% of total, resulting from opportunistic market purchases of Ambac-insured RMBS ▸ Purchased $635 million of distressed Ambac-insured securities in 2015, including $590 million in RMBS as well as $10 million in Puerto Rico and $35 million in Ballantyne	***6.5%*** *Long-term statutory book yield on fin. guarantee portfolio*[17]

Ambac has strategically deployed capital and liquidity in our own obligations that, together with policy commutation activity, has in our estimate created more than $3.0 billion of value through discount capture

Ambac

12

Expense Management: Reduced Cost Base ► Reduced headcount by 9% during 2015, producing approximately $5 million in annualized savings, and 21% since emergence from bankruptcy(13) ► Implemented a company-wide vendor management program ► Undertook a headquarters lease extension in 2015, which will eliminate $13 million of Junior Surplus Notes ► Reduced non-compensation related expenses by ~8% in 2015, excluding costs associated with the pursuit of an AAC recapitalization Shareholder Communication & Corporate Governance Enhancements ► Enhanced shareholder communication – regular direct dialogue between the Board / management and shareholders since emergence ► Company slate includes four directors (two-thirds of the Board) added within the past year, two of whom were initially recommended to Ambac by shareholders, and all of whom are independent, shareholder focused and highly qualified ► The addition of Ian Haft (Partner at Cornwall Capital) and David Herzog (former AIG CFO) in March 2016 occurred following extensive involvement and support of stockholders holding far more stock than Canyon • Shareholders holding 18.5% of our outstanding shares signed formal Support Agreements • Additional public support announced by another holder of over 2% of our stock 9 21% Headcount reduction since emergence from bankruptcy(13) Increased Transparency Strengthened Corporate Governance 20% Support For Ambac’s slate 10 13 ACCOMPLISHING OUR STRATEGIC PRIORITIES

SECTION III FINANCIAL AND OPERATING RESULTS

STRONG EARNINGS GENERATION $203 $193 $292 $177 ($113) $143 $477 $248 $266 $171 $481 $(200) $- $200 $400 $600 May - June 2013 3Q 2013 4Q 2013 1Q 2014 3Q 2014 4Q 2014 1Q 2015 2Q 2015 3Q 2015 4Q 2015 2Q 2014(18) Ambac has delivered positive operating earnings in 9 out of the last 10 quarters, a total of $2.5 billion of operating earnings(1) and $1.5 billion of net income since emergence from bankruptcy(13) Net Income and Operating Earnings(1) 15 $1.2 billion in 2015 GAAP Net Income: $387 ($391) $283 $215 $454 $82 ($208) $156 $69 $231 $206 $2.5 billion since emergence $ in millions

$7.50 $10.64 $16.49 $17.81 $24.78 $24.87 $25.78 $27.00 $29.55 $29.69 $53.66 $54.66 $58.69 $59.97 $61.18 $0.00 $20.00 $40.00 $60.00 $80.00 WE BELIEVE DISCIPLINED ASSET-LIABILITY MANAGEMENT HAS LED TO SUPERIOR OPERATING PERFORMANCE RELATIVE TO AMBAC’S PEERS Adjusted Book Value Per Share Over Time(2,19) 16 $30.10 $31.09 $34.74 $39.39 $37.41 $20.47 $21.35 $22.26 $24.20 $24.61 $36.37 $37.86 $39.16 $40.72 $43.96 $0.00 $20.00 $40.00 $60.00 $80.00 Book Value Per Share Over Time(19) (12) (12) Excluding the 3Q15 Goodwill impairment, book value grew at a 57% CAGR in 2015(12) (2) (19) (19) (19) (19)

REDUCED INSURED PORTFOLIO BY 45% SINCE Q2 2013 $196.4 $179.1 $167.7 $144.7 $130.0 $108.3 $0 $50 $100 $150 $200 $250 Q2'13 Q4'13 Q2'14 Q4'14 Q2'15 Q4'15 Public Finance Structured Finance International Finance Net Par Exposure since Q2 2013 17 $ in billions

31:1 28:1 26:1 26:1 23:1 19:1 Jun-2013 Dec-2013 Jun-2014 Dec-2014 Jun-2015 Dec-2015 STEADY IMPROVEMENT IN CLAIMS-PAYING RATIO Claims-Paying Ratio(15,20) 18

$0 $10 $20 $30 $40 $50 $60 $70 $80 2009 2010 2011 2012 2Q 2013 2013 2014 2015 $ in billions Adversely Classified Credit – Net Par V IV III II IA INSURED PORTFOLIO – ADVERSE CREDIT CLASSIFICATION(7) 19 Adversely classified credits (“ACC”) have declined by 36% since emergence from bankruptcy(13), 23% since 2014, and 70% since the peak of the financial crisis to $20.4 billion as of 12/31/15, in part as a result of active engagement and negotiation by Ambac Examples of active de-risking in 2015 include: • Over $800 million net par of below investment grade student loan commutations and negotiated terminations • $229 million of net par exposure to the Puerto Rico Highway and Transportation Authority • $111 million of net par exposure to pooled aircraft lease securitizations Ambac continues to reduce its adversely classified credit portfolio, due in part to active engagement and negotiation ACC Classifications: (definitions in appendix)

-34% -38% -35% -52% $0 $10 $20 $30 BIG Seg Acct RMBS Student Loans $ in billions Net Par (21) 2Q 2013 4Q 2015 PROGRESS IN REDUCING DISTRESSED LIABILITIES 20 (6) Ambac has realized a significant decrease in its distressed liabilities (22)

$0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 2Q'13 3Q'13 4Q'13 1Q'14 2Q'14 3Q'14 4Q'14 1Q'15 2Q'15 3Q'15 4Q'15 ETD Paid, Net of Subrogation Received ETD Unpaid Claims GCL, Before Estimated Representations & Warranties ETD Losses + GCL, Net of Representations & Warranties $ in billions PROJECTED LIFETIME RMBS LOSSES(23) Segregated Account Rehabilitation Plan(24) Effective Payout Ratio Increased Equalization Payments Made Benefiting from recovery in the housing market, low interest rates and aggressive Ambac remediation initiatives, projected RMBS losses have declined since emergence from bankruptcy(5) 21 (25) (26)

$2.3 $2.1 $3.8 $3.3 $4.4 $13.8 $- $4 $8 $12 $16 Net Par 1Q 2010 Commutations Restructurings and Refinancings Run-off Net Par 4Q 2015 Pro Forma Net Par 4Q 2015 $ in billions $11.7 billion Net Par Reduction 1Q 2010 – 4Q 2015(27) STUDENT LOAN PORTFOLIO REDUCTION 22 Ambac has decreased its student loan exposure by $11.7 billion(27) primarily through commutations, restructurings and refinancings $2.1 $2.4 $1.4 $2.3 $1.2 $4.2 $0.2 $13.8 $- $4 $8 $12 $16 Net Par 1Q 2010 Commutations Restructurings and Refinancings Run-off Net Par 4Q 2015 $ in billions $11.7 billion Net Par Reduction 1Q 2010 – 4Q 2015 (27) Post-bankruptcy Ambac has commuted and terminated over $800 million of below investment grade student loan exposure

EXPENSE MANAGEMENT AND HEADCOUNT REDUCTION Significant expense reduction initiatives undertaken since emergence from bankruptcy,(5) most recently including: • 9% headcount reduction in 2015, producing $5 million in annualized savings, and 21% since emergence • Company-wide vendor management program Reduced non-compensation related expenses by ~8% in 2015, excluding costs associated with the pursuit of an AAC recapitalization • Working with the OCI to manage down costs associated with the rehabilitation of the Segregated Account, which represent ~6% of total operating expenses annually We are continually looking for ways to further reduce costs – for example, in 2015 we restructured and renewed the lease on our headquarters, which will eliminate approximately $13 million of Junior Surplus Note obligations 23

“[Ambac] reported 4Q15 results that reflected yet more headway in its efforts to create shareholder value. We believe AMBC’s capacity for creating value through such self-help measures is often overlooked… …We are encouraged by the company’s value-creating initiatives and acknowledge that the stock price is tempting.” We believe the distinction made between Schwartzer’s role on a part-time basis and Peterson’s full-time role does provide a signal of the OCI’s increased comfort with the Segregated Account.” – BTIG report, Feb. 19, 2016 “Ambac reported excellent earnings… Ambac made significant advancement in its efforts to improve the financial condition of its operating subsidiary … Ambac clearly moved forward this quarter to strengthen its financial position…” – MKM Partners report, Feb. 19, 2016 24 Commentary on Performance “The company’s value continues to increase each quarter due to management’s efforts to reduce liabilities at Ambac Assurance Corp. (AAC) and a macro and housing backdrop that has been conducive to the reduction of projected losses at the subsidiary.” – BTIG report, May 12, 2015 “Yesterday after the close, Ambac reported better than expected Q3 earnings, with $3.77 of Operating Income per share vs. our $1.37 estimate… The quarter exhibited a continuation of recent positive trends, with a favorable $179mm adjustment to RMBS reserves and $35mm adjustment to Student Loan loss reserves” – Odeon Capital report, November 10, 2015 ANALYST COMMENTARY REGARDING AMBAC’S 2015 PERFORMANCE

25 50 75 100 125 150 175 200 5/1/13 12/2/13 7/6/14 2/6/15 9/10/15 4/13/16 Sto ck P er for m an ce (Reb as ed to 1 00 ) AMBC MBI AGO S&P 500 25 AMBAC STOCK PRICE PERFORMANCE AND VALUATION 6/29/15: Puerto Rico’s governor said that the island’s $70 billion debt is “not payable” (28) (29) ► Ambac trades at a premium to its peers on a price to adjusted book value(2) basis and in-line with peers on a price to GAAP book value basis ► Ambac’s share price performance was negatively impacted by events in Puerto Rico during 2015 (see above correlation)(31) • Ambac continues to hold legacy exposures of $2.2 billion net par of Puerto Rico general obligation bonds as of 12/31/15 ► In 2016 YTD (since the appointment of Mr. Tavakoli as Permanent CEO) Ambac’s share price has increased by 15%, materially outperforming the S&P 500 (+2%) and peer Assured Guaranty (-5%)(32) 0.65x 0.28x 0.41x 0.0x 0.3x 0.5x 0.8x 1.0x 65% 70% 75% 80% 85% 90% $10 $15 $20 $25 $30 Dec-14 Mar-15 May-15 Jun-15 Aug-15 Oct-15 Dec-15 Ambac (left axis) Puerto Rico GO 8% as a % of par (right axis)(31) Correlation: 90.5% Price to GAAP Book Value: 0.43x 0.33x 0.57x Stock Performance Since Emergence Price to Adjusted Book Value vs. Peers(2,30) Ambac Stock Correlation with Puerto Rico

SECTION IV CORPORATE GOVERNANCE

Robert B. Eisman Senior Managing Director, Chief Accounting Officer and Controller ► Served as Chief Accounting Officer since November 2009 and as a Senior Managing Director since January 2010; was also formerly a Manager at KPMG LLP Stephen M. Ksenak Senior Managing Director and General Counsel ► Joined Ambac in 2002 ► Previously practiced law at King & Spalding LLP Cathleen J. Matanle Senior Managing Director, Portfolio and Credit Risk Management ► Prior to joining Ambac, 25+ years of experience at JP Morgan originating, structuring, placing and executing a wide range of banking and fixed income products Michael Reilly Senior Managing Director, Chief Information Officer and Chief Administrative Officer ► Joined Ambac in 2009 ► Former SVP and Chief Information Security Officer at Fidelity Brokerage ► Previous experience also includes UBS Paine Webber, J.C. Bradford, Alex Brown & Son and IBM Nader Tavakoli President and Chief Executive Officer ► President and CEO since January 2016; Interim President and CEO during 2015; Director since May 2013 and served as Co-Chair of AFG and AAC Boards from May 2013 to December 2014 ► Over 30 years experience in the financial services industry as an executive, investor and attorney focused on investment management, restructurings, litigation management and highly regulated businesses ► Considerable experience managing investment portfolios at Odyssey Partners, Highbridge Capital Management and EagleRock Capital Management, which he founded ► Director and Litigation Trustee of the MF Global bankruptcy David Trick Senior Managing Director, Chief Financial Officer and Treasurer ► Chief Financial Officer, Treasurer and Senior Managing Director of Ambac and AAC since January 2010, interim President and Chief Executive Officer of AAC from January 2015 to March 2016 ► Formerly a senior insurance banker for the Bank of New York Mellon and bank examiner for the FDIC David Barranco Senior Managing Director, Restructuring and Corporate Development ► Previously worked at Standard & Poor’s in the Structured Finance Ratings Group AMBAC’S EXPERIENCED MANAGEMENT TEAM Ambac’s management team is highly experienced and has delivered strong results for shareholders 27

AMBAC’S ENGAGED, EXPERIENCED AND SKILLED DIRECTORS Jeffrey S. Stein ► Chairman of AFG since 2015 and Chairman of AAC since 2016; Director since 2013 ► Founder and Managing Partner of Stein Advisors LLC and Co-Founder and Managing Partner of Power Capital Advisors LLC ► Former Co-Founder and Principal of Durham Asset Management LLC ► Investment professional with over 22 years of experience in the high yield, distressed debt and special situations equity asset classes who has substantial experience investing in the financial services industry ► Director, Dynegy, Inc., MLR Petroleum LLC and Granite Ridge Holdings, LLC ► Former Director, US Power Generating Company and KGen Power Corporation Nader Tavakoli ► President and Chief Executive Officer ► President and CEO since January 2016; Interim President and CEO during 2015; Director since May 2013 and served as Co-Chair of AFG and AAC Boards from May 2013 to December 2014 ► Over 30 years experience in the financial services industry as an executive, investor and attorney focused on investment management, restructurings, litigation management and highly regulated businesses ► Considerable experience managing investment portfolios at Odyssey Partners, Highbridge Capital Management and EagleRock Capital Management, which he founded ► Director and Litigation Trustee of the MF Global bankruptcy Alexander Greene ► Director since 2015 ► Former Managing Partner and Head of U.S. Private Equity at Brookfield Asset Management ► Director, USA Truck, Inc. ► Former Director, Overseas Shipholding Group, Inc., Longview Fibre Paper and Packaging, CWC Energy Services Corp. and Civeo Corporation ► 30+ years of corporate finance and private equity experience Ian Haft ► Director since March 2016 ► Partner and Principal at Cornwall Capital ► Former Principal at GenNx360 Capital Partners and Vice President at ACI Capital Co., LLC ► Director, Touchstone Gold Holdings SA and Home Fitness Inc. ► Former Director, American Pacific Corporation and Cornhusker Energy Lexington LLC David Herzog ► Director since March 2016 ► Former CFO of AIG ► Former Director, International Lease Finance Corp., AerCap Holdings NV, American International Life Assurance Company of New York, American International Assurance, and American General Finance Inc. C. James Prieur ► Director since 2016 ► Former CEO and Director of CNO Financial Group, Inc. ► Former President and COO of Sun Life Financial, Inc. ► Director, Manulife Financial Corporation ► 30+ years of finance, investment management, risk management, and international business experience Highly qualified and engaged Directors, dedicated to acting in the best interests of shareholders 28

JEFFREY S. STEIN IS A SEASONED EXECUTIVE WITH RELEVANT INDUSTRY, INVESTING AND LEADERSHIP EXPERIENCE ► Mr. Stein has over 22 years of experience as an investor in the high yield, distressed debt and special situations equity asset classes; previously, he was Co-Founder and Principal of Durham Asset Management L.L.C., a global event-driven distressed debt and special situations equity asset management firm, which launched in 2003 with $50 million in assets under management and grew to $1.5 billion across its core hedge fund and CLO strategies ► Mr. Stein is widely recognized as an independent director who has successfully steered multiple public and private companies, including • Dynegy, Inc. upon emergence from bankruptcy in 2012 • MLR Petroleum LLC upon emergence from bankruptcy in 2015, where Mr. Stein currently serves as Chairman. MLR successfully closed on the sale of its assets in 2015 generating a positive return for investors. Mr. Stein currently serves as the Liquidating Trustee for MLR • Granite Ridge Holdings, LLC upon emergence from bankruptcy in 2007. Granite Ridge successfully closed on the sale of its assets in 2015 generating a positive return for investors • US Power Generating Company in January 2012. US Power Generating Company successfully closed on the sale of its assets in 2013 generating a positive return for investors ► Mr. Stein’s board experience has included service on numerous audit, compensation, corporate governance and investment committees (including as Chairman) ► Mr. Stein was originally asked to join the Board of the Company as it emerged from bankruptcy because of his experience as an investor in the financial services industry, his understanding of complex capital structures and regulatory regimes, his ability to effectively evaluate capital allocation and risk mitigation strategies and his track record as a director on the boards of other companies ► Mr. Stein was selected to be Ambac’s independent Chairman because of his demonstrated ability to develop fundamental positions on important business and strategic issues and to lead the Board’s deliberations on these matters ► Mr. Stein has developed strong relationships with the directors on the Boards of both AFG and AAC as well as with the OCI. His deep institutional knowledge of the complex opportunities and challenges facing Ambac, along with his commitment to exemplary corporate governance and protecting shareholder interests, make him the right choice as Ambac’s Chairman 29

LEADING CORPORATE GOVERNANCE PRACTICES Ambac’s leading corporate governance practices drive accountability to shareholders Independent Oversight and Leadership 5 out of 6 director nominees independent Limited additional current Board obligations (no director nominee sits on more than 2 other public company boards), allowing for focus on the execution of Ambac’s strategy Separate Chairman and CEO roles Average tenure of under 1.2 years (vs S&P average of 8.4), ensuring fresh perspective Added four new independent directors in the last two years Emphasis on Shareholder Rights No Classified Board – all directors elected annually Shareholders have the ability to call special meetings and to act by written consent Annual say-on-pay vote – over 94% support in each of the last 3 years Shareholder Engagement Actively engaged with shareholders on corporate governance matters and received significant shareholder support for newly appointed directors • Shareholders holding 18.5% of our outstanding shares signed formal Support Agreements • Additional public support announced by another holder of over 2% of our stock Track record of proactive, ongoing shareholder dialogue 30

“It's time for the Company, which is led by a strong management team, to continue its focus on value creation for the Company and its shareholders. The Board's extensive dialogue with shareholders has led to the appointment of these highly accomplished directors.” – David Marcus, CEO Evermore Global Advisers (March 28, 2016)(35) “We believe the Ambac Board, and Ambac's strong management team, are well positioned to drive value for all of Ambac's shareholders, and that the new directors will contribute to these efforts” – Mark Doyle, President, Sterling Grace Municipal Securities Corp (March 28, 2016)(35) “[Raging Capital] fully supports the Ambac Board's recommended slate of directors …[and] focus on maximizing shareholder value…[and] hope that Canyon Capital will terminate their unnecessary proxy contest…We are increasingly confident in the future of Ambac thanks to the dedicated focus of the Board and management.” – Raging Capital (March 30, 2016)(33,34) 31 “We believe the Board has a unique opportunity now to increase shareholder value by appointing Mr. Tavakoli as full time CEO.” – Letter to the Board of Directors from several unaffiliated stockholders (November 17, 2015)(34,36) PUBLIC SUPPORT FROM SHAREHOLDERS

SECTION V CANYON’S PROXY CAMPAIGN

► Canyon’s creditor holdings have an estimated market value of ~$373 million, more than 10x larger than the size of its equity position of ~$36 million(37,38) • Canyon’s principal economic interest is as a creditor of Ambac, not a shareholder • We believe Canyon stands to realize a gain on its credit holdings (when such are paid in full) that will be a multiple of its entire equity position in Ambac(39) 33 $36mm $373mm Equity Holdings(37) Creditor Holdings(38) Canyon has launched a series of attacks our Company, our Chairman and our CEO in an attempt to undermine the Company’s leadership and advance its creditor-focused agenda Its attacks and assertions are inconsistent with the real facts relative to the Company’s performance and leadership ► We believe Canyon’s attempts to accelerate policy pay downs serve only its interests, to the detriment of other policyholders and all shareholders, and highlights its willingness to risk Ambac’s relationship with regulators ► We believe the timing of Canyon’s campaign against Ambac further highlights its conflict – only after a failed attempt to renegotiate an accelerated payment on its creditor holdings did Canyon begin its campaign against Ambac’s Board and CEO ► In fact, Joshua Friedman, Canyon's Co-Chairman and Co-CEO, emailed Mr. Tavakoli the following on the date his appointment as interim CEO was announced in December 2014: • “We are happy and supportive shareholders! Hope you are well, and what a nice way to kick off the holiday season.”(34) WE BELIEVE THAT CANYON IS A CONFLICTED SHAREHOLDER THAT IS ATTEMPTING TO LIQUIDATE THE COMPANY

Canyon demands a change in strategy to focus on the immediate payment of claims. We believe this strategic shift either misunderstands or intentionally ignores certain basic realities: • As an insurance company, liquidity is essential to Ambac’s ability to pay future claims and execute transactions that preserve and create value for shareholders; the OCI has exclusive jurisdiction over the Segregated Account and approval rights over much of AAC’s affairs • Ambac has to maintain strong capital levels, to a level ultimately determined by the OCI, to ensure it has the ability to pay claims into the future and to protect against unexpected losses • Management’s strategic deployment of our capital in our own obligations, together with our policy commutation activity, has in our estimate created more than $3.0 billion of value through discount capture since the inception of that program • The Company also has significant legacy exposure it is actively managing in coordination with the OCI. These efforts have contributed to nearly $1.2 billion of operating earnings(1) and to the reduction of our insured net par exposure by $36 billion in 2015 We believe Canyon’s short-term, creditor-focused agenda would put at risk the constructive working relationship we have developed with the OCI, which is essential to delivering sustained shareholder value at Ambac • Repayment of policyholder claims is at the sole discretion of the OCI and our capacity to invest in insured securities and commute loss polices is subject to certain limits and authorities of the OCI • Canyon’s call for redemption of surplus notes demonstrates its short-term objectives that run contrary to the long-term interests of shareholders • We continue to work closely with the OCI to effect a final resolution of the Supervisory Rehabilitation and an exit from its authority over the Segregated Account • Canyon’s attempts to undermine the collaborative relationship that we have developed with our chief regulator (through its bid to oust our Chairman and various other attacks) threaten future shareholder value creation 34 AMBAC’S RESPONSE TO CANYON’S ATTACKS

► The principal experience offered by Frederick Arnold is bankruptcy expertise… • This is consistent with Canyon’s agenda to liquidate the Company and to pay off Canyon’s liquidation claims • We believe shareholder value will be maximized through the execution of our asset-liability management strategy, not through liquidation ► …and he has little public company board experience • Mr. Arnold resigned from the only public board on which he had served in November 2014 ► Canyon previously nominated three directors to our Board, but has since retracted the nomination of two candidates • Underscores the weakness of Canyon’s position, particularly in light of public support for Ambac and its Board, including our Chairman, from shareholders representing over 20% of our outstanding common stock. This includes the holders of 18.5% of our stock that have entered into support agreements with Ambac, as well as another holder of over 2% of our stock, which has issued a press release expressing its support ► Jeffrey S. Stein, our Chairman, has been instrumental to the Company’s success; we believe Canyon’s bid to replace him is misguided and, if successful, could result in significant loss of value to shareholders • Mr. Stein has demonstrated a tireless commitment and pragmatic approach to many of Ambac’s most complex business issues • His leadership is critical to the execution of our strategy as well as our relationship with the OCI Lacks requisite experience; selection demonstrates Canyon’s intention to advance its own self-interested agenda, disrupting progress made by Ambac’s Board and management 35 WE BELIEVE CANYON’S NOMINEE IS NOT IN THE BEST INTEREST OF SHAREHOLDERS

SECTION VI SUMMARY AND CONCLUSIONS

SUMMARY AND CONCLUSIONS Jeffrey S. Stein has been instrumental to the Company’s success and should continue to lead Ambac as Chairman in 2016 and beyond  Since emerging from bankruptcy in 2013, the Board and management team’s execution of Ambac’s strategy has delivered strong results, derisked our business and strengthened our relationship with the OCI, our primary regulator  In addition to Mr. Stein and Nader Tavakoli, our Board includes independent, experienced executives. With the addition of two new, highly qualified directors in March 2016, we believe this is the right Board to build upon Ambac’s recent successes  Ambac maintains an active dialogue with shareholders. All of Ambac’s nominees for election at the annual meeting are already supported by shareholders representing over 20% of our outstanding common stock. This includes the holders of 18.5% of our stock that have entered into support agreements with Ambac, as well as another holder of over 2% of our stock, which has issued a press release expressing its support  Canyon’s credit holdings in Ambac are over 10x larger than its equity holdings; the gains it stands to realize on its credit holdings (when such are paid in full) will dwarf its equity holdings. We believe that its nominee proposal is designed entirely to further its own agenda to liquidate Ambac at the expense of all shareholders  37 We urge all shareholders to support Ambac’s nominees Nader Tavakoli’s diverse skills, experience and accomplishments at Ambac make him exceptionally qualified to serve as our President and CEO 

APPENDIX

KEY TERMS USED TO DESCRIBE OUR BUSINESS Term Description Segregated Account ► Established in March 2010 by AAC to separate certain of AAC’s most troubled liabilities – RMBS, student loans and other structured products ► Currently in rehabilitation, overseen and controlled by the OCI (see below) Wisconsin Office of the Commissioner of Insurance (OCI) ► Our primary regulator, which also oversees and fully controls the rehabilitation of the Segregated Account via a Special Deputy Commissioner Surplus Notes (SN) ► Issued at 5.1% interest to certain banks and other creditors to settle certain obligations ► $1.3 billion of carrying value ($1.6 billion of par) including accrued interest as of 12/31/15 Deferred Payment Obligations (DPO) ► After a payment moratorium on Segregated Account claims, and as mandated by the OCI, Ambac began paying 25% on permitted policy claims, and deferring 75% in the form of DPOs (i.e., IOUs) accruing at 5.1% ► Payout rate increased to 45% by the OCI in June 2014 Net Par Outstanding (NPO) ► Industry-standard measure of the dollar value of par amount of total financial guarantees outstanding, net of reinsurance ► $196 billion as of June 30, 2013; $108 billion as of 12/31/15 (45% reduction) Residential Mortgage- Backed Securities (RMBS) ► Collateral-dependent transaction backed by residential mortgages ► $11.4 billion of Ambac’s net par exposure as of 12/31/15; all held in Segregated Account Adversely Classified Credit (ACC) ► Credits that are either in default or have developed problems that eventually may lead to a default ► 12/31/15 balance: $20 billion; includes student loan, Puerto Rico debt and other exposures Claims-Paying Ratio (CPR) ► Metric used within the financial guaranty industry to measure and track operating leverage ► Calculated as net financial guarantees in force divided by total claims-paying resources ► Claims-paying resources quantifies total resources available to pay claims 39

SIMPLIFIED CORPORATE STRUCTURE Ambac Financial Group (Holding Company) (AFG) Ambac Capital Corporation (Investment Agreement Operations) $100M IAs Outstanding Everspan Financial Guarantee (Financial Guarantee) $223M Statutory Surplus Ambac Assurance UK (UK insurance company) (Ambac UK) $1.0B CPR; $18B Net Par Ambac Financial Services (Derivative products) $2.3B Notional Swaps Ambac Credit Products (Credit default swaps) (ACP) $971M Notional CDS Ambac Assurance Corp. (Financial Guarantee) (AAC) $8.0B CPR; $90B Net Par Ambac Assurance Corp. Segregated Account (in Rehabilitation) 40

AAC / SEGREGATED ACCOUNT STRUCTURE



~$5 billion liabilities and associated subrogation claims
AAC
(Insurance Subsidiary)
Segregated Account
Cooperation agreement(40)
Excess of loss reinsurance agreement(40)
Management services agreement
Management services fees
Subrogation Recoveries
Premiums
General Account Claims
Segregated Account Claims
Trustees / Issuers
Policyholders / Trustees
Policyholders / Trustees

Ambac

41

$0 $5 $10 $15 $20 $25 $30 $35 $40 2016 2017 2018 2019 2020 2021 - 2025 2026 - 2030 2031 - 2035 After 2035 $ in billions OUTSTANDING DEBT SERVICE(41) 42 Estimated Net Debt Service Amortization $171 billion

RISK ADVERSE CREDIT CLASSIFICATIONS(42) 43 Classification Description Class I ► Fully Performing – Meets Ambac Criteria with Remote Probability of Claim Survey List ► Investigation of Specific Condition or Weakness Underway Class IA ► Potential Problem with Risks to be Dimensioned Class II ► Substandard Requiring Intervention Class III ► Doubtful with Clear Potential for Loss Class IV ► Imminent Default or Defaulted Class V ► Fully Reserved

AMBAC NON-GAAP FINANCIAL DATA

Non-GAAP Financial Data

Included in this presentation, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company's GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

Operating Earnings

The following table reconciles net income attributable to common shareholders to the non-GAAP measure, operating earnings, for the years ended December 31, 2015 and 2014, and 8-months ended December 31, 2013, respectively:

	Year Ended December 31, 2015		Year Ended December 31, 2014		Eight Months Ended December 31, 2013	
($ in millions, other than per share data)	**$ Amount**	**Per Diluted Share**	**$ Amount**	**Per Diluted Share**	**$ Amount**	**Per Diluted Share**
Net income attributable to common shareholders	**$ 493.4**	**$ 10.72**	**$ 484.1**	**$ 10.31**	**$ 505.2**	**$ 10.91**
Adjustments:						
Non-credit impairment fair value (gain) loss on credit derivatives	(36.7)	(0.80)	(17.1)	(0.37)	(165.9)	(3.58)
Effect of consolidating financial guarantee VIEs	9.1	0.20	45.0	0.96	223.7	4.83
Insurance intangible amortization	169.6	3.69	151.8	3.24	99.7	2.15
Impairment of Goodwill	514.5	11.18	-	-	-	-
Foreign exchange (gain) loss from remeasurement of premiums receivable and loss and loss adjustment expenses	29.4	0.64	34.9	0.74	(21.0)	(0.45)
Fair value (gain) loss on derivative products from Ambac CVA	(14.2)	(0.31)	(16.1)	(0.34)	46.8	1.01
Operating earnings	**$ 1,165.1**	**$ 25.32**	**$ 682.6**	**$ 14.54**	**$ 688.5**	**$ 14.87**
Weighted-average diluted shares outstanding (in millions)		46.0		46.9		46.3

Ambac

44

Adjusted Book Value The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented: 45 ($ in millions, other than per share data) $ Amount Per Share $ Amount Per Share $ Amount Per Share Total AFGI Shareholders' Equity 1,684.8$ 37.41$ 1,399.1$ 31.09$ 287.2$ 6.38$ Adjustments: Non-credit impairment fair value losses on credit derivatives 19.0 0.42 55.7 1.24 188.5 4.19 Effect of consolidating financial guarantee variable interest entities (302.7) (6.72) (319.1) (7.09) (594.3) (13.21) Insu ance intangible asset (1,212.1) (26.91) (1,409.9) (31.35) (2,136.1) (47.47) Goodwill - - (515.0) (11.43) - - Ambac CVA on derivative product liabilities (excluding credit derivatives) (78.7) (1.75) (64.5) (1.44) (64.6) (1.44) Net unearned premiums and fees in excess of expected losses 1,056.6 23.46 1,402.3 31.16 1,903.0 42.29 (51.0) (1.13) (210.7) (4.68) 91.0 2.02 Adjusted book value 1,115.8$ 24.78$ 337.4$ 7.50$ (325.4)$ (7.23)$ Shares outstanding (in millions) 45.0 45.0 45.0 December 31, 2015 December 31, 2014 June 30, 2013 Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income AMBAC NON-GAAP FINANCIAL DATA

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company’s in-force premiums and revenues in addition to operating shareholders’ equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.’s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders’ equity, as defined above, further adjusted for the following: 1) Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods. 2) Addition of the after-tax net present value of estimated net future credit derivative revenue. 3) Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity. Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company’s in-force premiums and revenues in addition to operating shareholders’ equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.’s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders’ equity, as defined above, further adjusted for the following: 1) Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods. 2) Addition of the after-tax net present value of estimated net future credit derivative revenue. 3) Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity. ASSURED GUARANTY NON-GAAP FINANCIAL DATA(43) 46

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.” MBIA NON-GAAP FINANCIAL DATA(44) 47

FOOTNOTES 1) Operating Earnings is a non-GAAP financial measure that excludes (or includes) amounts that are included in (or excluded from) net income attributable to common shareholders which is presented in accordance with GAAP. A reconciliation to net income attributable to common shareholders, as reported under GAAP, is available at the end of this document and in our Annual Report on Form 10-K filed with the SEC (our “10-K”) 2) Adjusted book value is a non-GAAP financial measure of financial position that excludes (or includes) amounts that are included in (or excluded from) Total Ambac Financial Group, Inc. stockholders’ equity which is presented in accordance with GAAP. Ambac Financial Group, Inc. stockholders’ equity, as reported under GAAP, is available at the end of this document and in our 10-K 3) Par throughout this presentation includes capital appreciation bonds (“CABs”) which are reported at the par amount at the time of issuance of the insurance policy 4) Excludes Ambac wrapped securities that are internally rated investment grade 5) Ambac emerged from bankruptcy on May 1, 2013 6) The first quarter end after emergence from bankruptcy on May 1, 2013 7) Adverse credit classification definitions in Appendix 8) Surplus Notes Par is reduced by approximately $12 million which was acquired by AFG 2Q 2015 9) On August 28, 2014, AFG monetized 80% of Segregated Account Junior Surplus Note and accrued interest, for net proceeds of approximately $224 million. AFG also retained a 20% interest through a $75 million subordinated Owner Trust Certificate 10) Common Stock Market Cap based on AMBC common shares closing stock price of $16.18 on April 13, 2016 11) Through February 25, 2016, 631,600 warrants have been purchased at a total cost of $5 million for an average price of $8.51 per warrant 12) Ambac reported goodwill impairment of $514.5M in Q3 2015. Excluding the impact of the impairment would result in a book value/share of $41.53 in Q3 2015 and $48.84 in Q4 2015 – resulting in a CAGR of 57% from December 2014 to December 2015 and 126% from June 2013 to December 2015 13) Measured from June 30, 2013, the first quarter end after emergence from bankruptcy on May 1, 2013, to Q4 2015 14) 4Q15 net par of $2.1 billion stated pro forma for one commutation previously announced that closed in 1Q16 15) Total claims-paying ratio is net financial guarantees in force divided by total claims-paying resources. Total claims-paying resources quantifies total resources available to pay claims, including guarantees on subsidiary obligations; Since emergence from bankruptcy on May 1, 2013 16) Balance at December 31, 2015 less $995 million JPM settlement 17) Long-term yield relates to 2015 financial year and excludes Ambac UK 18) 2Q 2014 Operating Earnings includes accrued interest on Deferred Amounts for the period from the beginning of the accrual period (September 2012 as per the Amended Rehabilitation Plan) through 2Q 2014 of $308 million pre-tax, or $304 million net of tax. Of these amounts, $50 million pre-tax, or $49 million net of tax, relates to 2Q 2014 19) Source: Company filings; reconciliation of each company's GAAP to adjusted book value provided in the Appendix of this document 48

FOOTNOTES 20) The calculation for Total Claims-Paying-Resources was revised in the second quarter of 2015 with the change applied to all periods presented. The change involved the inclusion of loss and loss expense reserves before the recorded Statutory benefit for expected subrogation receipts 21) Insured exposure may be reported in more than one bucket 22) BIG represents below investment grade internal Ambac rating 23) Excludes interest on Deferred Amounts 24) Amended Plan of Rehabilitation of the Segregated Account, effective June 12, 2014 25) GCL = gross claim liability 26) ETD = ever to date 27) Pro Forma 4Q15 net par of $2.1 billion adjusted to include $225 million commutation announced in Q4 results that was executed in February 2016 28) MBIA, Inc. (NYSE: MBI) 29) Assured Guaranty Ltd. (NYSE: AGO) 30) Latest share prices as of April 13, 2016; see appendix for each company’s reconciliation to GAAP 31) The PR GO 8s of 2035 are used as a benchmark for Puerto Rican municipal bonds (Source: Bloomberg) 32) Measured from December 31, 2015 to April 13, 2016 33) Raging Capital Management, LLC ("Raging Capital") March 30, 2016 press release 34) Permission to quote from email was neither requested nor obtained 35) Per Ambac March 28, 2016 press release 36) Queens Court Capital, Gator Capital Management, LLC, Anthology Capital, LLC, Trillium Fundamental Value Fund, Anabatic Investment Partners, LLC, “Open Letter to Members of the Board of Directors of Ambac Financial Group, Inc.,” dated November 16, 2015. Permission to quote from letter was neither requested nor obtained 37) Per March 9, 2016 Canyon Capital Advisors DFAN14A filing, Canyon owns 2,219,290 shares of common stock at a closing price of $16.18 on April 13, 2016 38) Per March 9, 2016 Canyon Capital Advisors DFAN14A filing, Canyon owns $259 million in aggregate of 5.1% Surplus Notes due June 7, 2020 issued by Ambac Assurance Corporation; estimated market value of $284 million and DPO / RMBS claims with an estimated market value of $89 million. Estimated market value based on available pricing and Ambac’s valuation analysis as of April 13, 2016 39) Per March 9, 2016 Canyon Capital Advisors DFAN14A filing, Canyon owns $259 million in aggregate of 5.1% Surplus Notes due June 7, 2020 issued by Ambac Assurance Corporation; estimated market value of $284 million and DPO / RMBS claims with an estimated market value of $89 million ($373 million in aggregate). Estimated market value based on available pricing and Ambac’s valuation analysis as of April 13, 2016. Gain estimated as the difference between the combined market value of Surplus Notes and DPO/RMBS and the face value of claims associated with those positions. Per March 9, 2016 Canyon Capital Advisors DFAN14A filing, Canyon owns 2,219,290 shares of common stock at a closing price of $16.18 on April 13, 2016, equating to an equity holding of $36 million 49

FOOTNOTES 40) Subject to $100 million minimum surplus at AAC 41) Depicts amortization of existing guaranteed portfolio (principal and interest), assuming no advance refundings, as of December 31, 2015. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay guaranteed obligations 42) See Ambac’s 2015 Form 10-K for further description of risk classifications 43) Assured Guaranty Ltd. filings 44) MBIA, Inc. filings 50

Important Information Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com. Certain Information Regarding Participants Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above. About Ambac Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com. 51

© 2016 Ambac Financial Group, Inc. One State Street Plaza, New York, NY 10004 All Rights Reserved | 800-221-1854 | www.ambac.com